Vanguard Emerging Markets Stock Index Fund

Supplement to the Prospectus and Summary Prospectus Dated
February 26, 2015

New Target Index

Effective as of the start of business on November 2, 2015, Vanguard Emerging Markets Stock Index Fund has begun tracking the FTSE Emerging Markets All Cap China A Transition Index (the "Transition Index"), on an interim basis, in the first phase of a two-phased index change as previously approved by the Fund?s board of trustees.

The board of trustees has approved the FTSE Emerging Markets All Cap China A Inclusion Index as the new target index for the Fund, replacing the FTSE Emerging Index. The board believes that the new index will result in a more comprehensive representation of the Fund's market segment due to the addition of smallcapitalization equity securities and China A-shares to its portfolio.

The Fund is expected to begin tracking the FTSE Emerging Markets All
Cap China A Inclusion Index over the next 12 months, and the current change to the Transition Index is the first of two phases. This approach is intended to enable the Fund's advisor, The Vanguard Group, Inc., to make the necessary adjustments to portfolio holdings in a manner that minimizes impact to Fund shareholders. In this first phase, the Fund has ceased tracking its former target index and has begun temporarily tracking the Transition Index, an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the new target index. In the second phase, the Fund will begin tracking the FTSE Emerging Markets All Cap China A Inclusion Index, which will be quota-adjusted by FTSE to take into account the quota amount allocated to foreign investors by the Chinese regulator. During both this transition phase and the final benchmark phase, the Fund will invest by sampling the index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics.

Prospectus and Summary Prospectus Text Changes

The paragraph under "Principal Investment Strategies" for the Emerging Markets Stock Index Fund is replaced with the following:

The Fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Transition Index, an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the FTSE Emerging Markets All Cap China A Inclusion Index. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large-, mid-, and small-cap companies located in emerging markets around the world. The Fund invests by sampling the Index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the interim index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

The following text is added under the "Principal Risks" section:

- China A-shares risk, which is the chance that the Fund may not be able to access a sufficient amount of China A-shares to track its target index. China A-shares are only available to foreign investors through a quota license or the Shanghai-Hong Kong Stock Connect program.

The following replaces similar text under the "Principal Risks" section:

- Index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Fund's target index.

Prospectus Text Changes

The following paragraph replaces similar text in the More on the Funds section under the heading "Market Exposure":

Keep in mind that the MSCI EAFE Index tracks mainly large- and mid-cap stocks. Historically, small-cap stocks (such as those held by the Funds) have been more volatile than-and at times have performed quite differently from-the large and mid-cap stocks of the MSCI EAFE Index.

Also under the heading "Market Exposure," the following is added after the emerging markets risk flag:

The Emerging Markets Stock Index Fund is subject to China A-shares risk, which is the chance that the Fund may not be able to access a sufficient amount of China A-shares to track its target index. China A-shares are only available to foreign investors through a quota license or through the Shanghai-Hong Kong Stock Connect program.

China A-shares (A-shares) are shares of mainland Chinese companies that are traded locally on the Shanghai and Shenzhen stock exchanges. In order for foreign investors to purchase A-shares, a Qualified Foreign Institutional Investor (QFII) or Renminbi QFII (RQFII) license and quota are required. The quota available to the Emerging Markets Stock Index Fund through a Vanguard entity with an RQFII or QFII license may be limited by a Chinese regulator or the quota use of other Vanguard funds. A-shares are also available to foreign investors through the Shanghai-Hong Kong Stock Connect program (Stock Connect), subject to separate quota limitations. It is possible that the A-shares quota available to the Fund as a foreign investor may not be sufficient to meet the Fund's investment needs. In this situation, the Fund may underweight A-shares relative to the index or seek an alternative method of economic exposure, such as by purchasing other classes of securities or depositary receipts, or by utilizing derivatives. These options could increase the Fund's index sampling risk or investment cost. Additionally, investing in A-shares generally increases emerging markets risk due in part to government and issuer market controls and the developing settlement and legal systems.

The following replaces similar text in the More on the Funds section under the heading "Security Selection":

Each Fund attempts to track the investment performance of a benchmark index that measures the return of a particular market segment. Vanguard European Stock Index Fund and Vanguard Pacific Stock Index Fund use the replication method of indexing, meaning that each Fund generally holds the same stocks as its target index and in approximately the same proportions. Vanguard Emerging Markets Stock Index Fund uses the sampling method of indexing, meaning that the Fund's advisor, using computer programs, selects from the target index a representative sample of securities that will resemble the target index in terms of key risk factors and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of stocks.

Emerging Markets Stock Index Fund. The Fund invests in the common stocks included in the FTSE Emerging Markets All Cap China A Transition Index, an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the FTSE Emerging Markets All Cap China A Inclusion Index. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalizationweighted index that is made up of approximately 3,500 common stocks of large-, mid-, and small-cap companies located in emerging markets around the world and is part of the FTSE China A Inclusion indexes, which contain FTSE China A All Cap Index securities adjusted for the aggregate approved RQFII and QFII quotas available to foreign investors. The Fund invests by sampling the interim index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the interim index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

The following is added to the end of the second paragraph under "Other Investment Policies and Risks":

The Emerging Markets Stock Index Fund may use derivatives as an alternative method of economic exposure to China A-shares.

London Stock Exchange Group companies includes FTSE International Limited ("FTSE"), Frank Russell Company ("Russell"), MTS Next Limited ("MTS"), and FTSE TMX Global Debt Capital Markets Inc ("FTSE TMX"). All rights
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companies nor any of their licensors make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Emerging Markets
All Cap China A Transition Index or the fitness or suitability of the Index for any particular purpose to which it might be put. The London Stock Exchange Group companies do not provide investment advice and nothing in
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